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                                                                     EXHIBIT 5.1

              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111

701 Pennsylvania Avenue, N.W.                            Telephone: 617/542-6000
Washington, D.C. 20004                                   Fax: 617/542-2241
Telephone: 202/434-7300                                  www.mintz.com
Fax: 202/434-7400



                                         October 9, 1998


MicroTouch Systems, Inc.
300 Griffin Brook Park Drive
Methuen, MA 01844

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by MicroTouch Systems, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 375,000 shares of the Company's Common Stock, $.01 par value per share, (the "Shares") offered pursuant to the provisions of the Company's 1992 Equity Incentive Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                 Very truly yours,

                                 /s/ Mintz, Levin, Cohn, Ferris,
                                 Glovsky and Popeo, P.C.